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PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:  BRUCE WALSH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
(401) 847-5500


        NEWPORT BANCORP, INC. REPORTS RESULTS FOR FOURTH QUARTER OF 2006

      Newport, Rhode Island, February 15, 2007. Newport Bancorp, Inc. (the "Company") (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the "Bank" or "NewportFed"), announced fourth quarter earnings for 2006. For the three months ended December 31, 2006, the Company reported net income of $468,000, or $.10 per share (basic and diluted), compared to $258,000 in the fourth quarter of 2005. The conversion to stock form occurred on July 6, 2006, therefore earnings per share are not presented for periods where the shares were not outstanding for the whole period. For the year ended December 31, 2006, the Company reported a net loss of $1,656,000, compared to net income of $674,000 for 2005. The loss was the result of a non-recurring charge of $3.6 million for the contribution made to the NewportFed Charitable Foundation recorded in the third quarter of 2006.

      Kevin McCarthy, President and Chief Executive Officer noted: "This past year was both a memorable and challenging one for NewportFed. The highly successful mutual-to-stock conversion occurred in mid-2006 and followed the merger of the former Westerly Savings Bank into NewportFed in the fourth quarter of 2005. This combination of events served to expand our geographic reach and to augment our financial resources to better serve our customer base. In 2007, we expect the difficult interest rate environment to continue for most of the year and the competition for deposits to remain intense. Nevertheless, we look forward to the year ahead as we believe we have never been better positioned to compete in the markets we serve."

      Since December 31, 2005, the Company's balance sheet has increased $28.1 million or 10.7%. Net loans increased $24.4 million, or 10.5%. The growth occurred primarily in the residential and commercial mortgage loans.

      For the year ended December 31, 2006, deposits have increased $393,000, or ..2% from December 31, 2005. Customers shifted $11.6 million into certificates of deposit from other deposit products as short-term interest rates rose during the year.

      Asset quality remained strong, as there were no non-performing assets or classified assets at December 31, 2006.

      The Company's net interest income for the three months ended December 31, 2006 was $2.7 million compared with $2.2 million for the fourth quarter of 2005. The Company's net interest income for the year ended December 31, 2006 was $9.9 million compared with $8.8 million for 2005. The yield on earning assets increased to 5.97% in 2006 from 5.69% in 2005, while the cost of funds increased to 3.00% from 2.51%. The rise in short-term interest rates and the shift of deposits into certificates of deposit from other deposit products resulted in the increased cost of funds.

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      Non-interest income for the three months ended December 31, 2006 increased
$66,000 primarily due to higher income on checking accounts. Non-interest income for the year ended December 31, 2006 decreased $274,000, or 15.9%, from the 2005 level, primarily due to prepayment penalties of $367,000 associated with the early retirement of FHLB advances in 2006.

      Operating expense for the three months ended December 31, 2006 increased $209,000 or 9.8% compared to the same period in 2005 primarily due to increases in salaries and employee benefits. Operating expense for 2006 increased $4.4 million or 49.6% compared to the same period in 2005 primarily due to the funding of the charitable foundation, a one time cost, and increases in salaries and employee benefits in 2006.

      Certain statements herein constitute "forward-looking statements" and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Newport Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

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CONSOLIDATED BALANCE SHEETS

                                                    December 31,      December 31,
                                                        2006              2005
                                                    ------------      ------------
                                                             (Unaudited)
                                                           (In thousands)
              ASSETS
   Cash and due from banks                           $  3,705          $  1,695
   Short-term investments                               3,567             3,219
                                                    ------------      ------------
      Cash and cash equivalents                         7,272             4,914

   Certificates of deposit                                  -             3,000
   Securities available for sale, at fair value         6,614             6,334
   Securities held to maturity, at amortized
      cost                                              1,922             2,292
   Federal Home Loan Bank stock, at cost                2,390             3,040
   Loans                                              258,739           234,179
   Allowance for loan losses                           (1,973)           (1,853)
                                                    ------------      ------------
      Loans, net                                      256,766           232,326
                                                    ------------      ------------
   Premises and equipment, net                          6,099             6,000
   Accrued interest receivable                          1,027               909
   Deferred income taxes                                1,851               739
   Bank-owned life insurance                            5,382             1,807
   Other assets                                         1,121             1,026
                                                    ------------      ------------
      Total assets                                   $290,444          $262,387
                                                    ============      ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits                                          $192,974          $192,581
   Short-term borrowings                                2,500             6,233
   Long-term borrowings                                31,950            43,890
   Accrued expenses and other liabilities               3,040             1,699
                                                    ------------      ------------
      Total liabilities                               230,464           244,403
                                                    ------------      ------------
   Preferred stock, $.01 par value; 1,000,000
      shares authorized;
      none issued
   Common stock, $.01 par value; 19,000,000
      shares authorized; 4,878,349 shares
      issued and outstanding at
          December 31, 2006                                49                 -
   Additional paid in capital                          47,258                 -
   Retained earnings                                   16,477            18,133
   Unearned compensation - ESOP                        (3,643)                -
   Accumulated other comprehensive loss                  (161)             (149)
                                                    ------------      ------------
      Total stockholders' equity                       59,980            17,984
                                                    ------------      ------------
      Total liabilities and stockholders'
      equity                                         $290,444          $262,387
                                                    ------------      ------------


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CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Three Months Ended               Year Ended
                                                        December 31,                 December 31,
                                                   ---------------------         ---------------------
                                                    2006           2005           2006           2005
                                                   ------         ------         ------        -------
                                                                         (Unaudited)
                                                                        (In thousands)

Interest and dividend income                       $4,182         $3,547         $16,091       $13,882
Interest expense                                    1,514          1,372           6,211         5,118
                                                   ------         ------         ------        -------
Net interest income                                 2,668          2,175           9,880         8,764
                                                   ------         ------         ------        -------
Provision for loan losses                              38              -             120           198
                                                   ------         ------         ------        -------
Net interest income after provision for
  loan losses                                       2,630          2,175           9,760         8,566
Non-interest income                                   531            465           1,451         1,725
Non-interest expense                                2,335          2,126          13,238         8,852
                                                   ------         ------         ------        -------
Income (loss) before income taxes                     826            514          (2,027)        1,439
Provision (benefit) for income taxes                  358            256            (371)          765
                                                   ------         ------         ------        -------
Net income (loss)                                  $  468        $  258         $(1,656)       $   674
                                                   ======         ======         ======        =======
Earnings per common share:
                                Basic              $ 0.10            n/a           n/a             n/a
                                                   ======         ======         ======        =======
                              Diluted              $ 0.10            n/a           n/a             n/a
                                                   ======         ======         ======        =======